FOR IMMEDIATE RELEASE

Contact: Thomas R. Butkus
Chairman of the Board, President, and Chief Executive Officer
(708) 687-7400

AJS Bancorp, Inc. Announces Fourth Quarter and Year Ended 2015 Net Income

MIDLOTHIAN, IL – February 22, 2016 – AJS Bancorp, Inc. (the “Company”) (OTC Pink: AJSB), the holding company for A.J. Smith Federal Savings Bank (the “Bank”), announced fourth quarter 2015 net income of $72,000, or $0.03 per share, compared to net income of $66,000, or $0.03 per share, for the fourth quarter of 2014. Net income for the year ended December 31, 2015 was $86,000, or $0.04 per share, compared to $2.1 million, or $0.96 per share for the year ended December 31, 2014.

Comparison of Operating Results for the Three Months Ended December 31, 2015 and December 31, 2014

Net income for the three months ended December 31, 2015 increased $6,000, or 9.1%, to $72,000, compared to net income of $66,000 for the three months ended December 31, 2014. The increase reflected an increase in net interest income of $34,000, and a decrease in the provision for loan losses of $60,000, partially offset by a decrease in non-interest income of $78,000.

Net interest income increased $34,000, or 3.1% to $1.1 million for the three months ended December 31, 2015, from the comparable quarter in 2014. The increase was primarily due to a 7.3% improvement in the net interest margin, partially offset by a 4.2% decrease in the level of average interest-earning assets primarily due to the repayment of maturing FHLB advances. The net interest margin increased 16 basis points to 2.34% for the fourth quarter 2015 compared to 2.18% for the fourth quarter of 2014 primarily as a result of the decrease in the average cost of interest-bearing liabilities. The average yield on interest-earning assets increased three basis points to 2.69%, while the average cost of interest-bearing liabilities decreased 17 basis points to 0.45% for the fourth quarter of 2015 compared to the fourth quarter of 2014 as deposit costs continue to decline in this low interest rate environment and higher cost FHLB advances comprise a smaller portion of the Bank’s liability funding base.

The Company recorded a credit to the provision for loan losses of $50,000 for the three months ended December 31, 2015, as compared to a $10,000 provision for loan losses for the same period in 2014. The credit provision was due to a combination of factors, including a reduced risk profile, lower historical loss factor on one-to-four family loans, improving credit quality trends and economic conditions. At December 31, 2015 non-performing loans as a percent of total loans decreased to 1.15% from 2.59% at December 31, 2014 primarily due to a $1.7 million decrease in non-performing loans during the year.

Non-interest income declined $16,000 to $155,000 for the three months ended December 31, 2015, from $171,000 for the three months ended December 31, 2014. The decrease was primarily due to lower service charge and other income for the three months ended December 31, 2015 compared to the three months ended December 31, 2014.

Non-interest expense increased $64,000, or 5.3% to $1.3 million for the fourth quarter of 2015 compared to 2014 with an increase of $104,000 in other real estate owned expense/impairment expense primarily due to an additional $62,000 impairment writedown on a commercial property, partially offset by a decrease professional expenses of $42,000.

Comparison of Operating Results for the Years Ended December 31, 2015 and December 31, 2014

Net income for the year ended December 31, 2015 decreased $2.0 million, or 95.9%, to $86,000 compared to net income of $2.1 million for the year ended December 31, 2014. The decrease was primarily attributed to the reversal of all of the $1.8 million deferred tax valuation allowance in the second quarter of 2014, an $824,000 decrease in gains on sales of other real estate owned and securities, higher other real estate owned expense/impairment of $360,000 and a $91,000 decrease in net interest income. These decreases were partially offset by a decline in the provision for loan losses of $617,000, and lower professional and regulatory expenses of $166,000 and other expense of $82,000.

Net interest income decreased by $91,000, or 2.0% to $4.5 million for the year ended December 31, 2015, from 2014. The decrease was primarily due to an $8.7 million, or 4.3% decrease in the level of average interest-earning assets primarily due to the repayment of $7.0 million of maturing FHLB advances, partially offset by a six basis point improvement in the net interest margin to 2.32% for the year ended December 31, 2015 from 2.26% for 2014. The increase in the net interest margin was primarily a result of the decrease in the average cost of interest-bearing liabilities outpacing the decline in yield on interest-earning assets as higher costing Federal Home Loan Bank advances become a smaller portion of the liability funding base.

We recorded a provision for loan losses of $80,000 for the year ended December 31, 2015 compared to a $697,000 provision for the year ended December 31, 2014. The decrease in the provision for loans losses was primarily a function of lower net charge-offs in 2015 of $195,000 compared to $993,000 in 2014 along with an improvement in credit quality trends, a lower risk profile and a decrease in historical loss factors. The allowance for loan losses was $988,000, or 0.86% of total loans at December 31, 2015 compared to $1.1 million, or 0.96%, at December 31, 2014. The decrease in the allowance for loan losses to total loans was due to continued improvement in credit quality trends, the reduced risk profile of the loan portfolio, and improvements in economic conditions in the Bank’s market area.

Non-interest income decreased $798,000 to $718,000 for the year ended December 31, 2015, from $1.5 million for the year ended December 31, 2014. The decrease was primarily due to a $775,000 decrease in gain (loss) on sales of other real estate owned, and a decrease of $49,000 in gains on securities sales, partially offset by an increase of $35,000 in other non-interest income. Loss on other real estate owned was $19,000 for the year ended December 31, 2015 compared to gains on other real estate owned of $756,000 for the prior year. The gain in 2014 was primarily attributed to the third quarter 2014 sale of an other real estate owned property of $1.0 million, which represented a 12.1% participation in a $9.4 million unimproved land loan located in Northbrook, Illinois and resulted in a gain of $741,000. Gains on securities sales were $74,000 and $123,000 for the years ended December 31, 2015 and 2014, respectively. The decrease was due to fewer securities sales in 2015 than in 2014.

Non-interest expense increased $103,000, or 5.3%, to $5.1 million for the year ended December 31, 2015 from $5.0 million for the year ended December 31, 2014.  The increase was primarily due to a $360,000 increase in other real estate owned expense primarily due to additional write-downs on other real estate owned; partially offset by decreases in professional and regulatory expense, Federal deposit insurance and compensation and employee benefits expenses.

We recorded an income tax benefit of $67,000 and $1.7 million for the years ended December 31, 2015 and 2014, respectively. During the year ended December 31, 2014, we reversed the deferred tax asset valuation allowance of $1.8 million and recorded income tax expense of $82,000. The reversal of the deferred tax asset valuation allowance was a result of our sustained profitability and improved credit quality that led to significantly lower credit costs and higher expectations for future taxable income.

Comparison of Financial Condition at December 31, 2015 and December 31, 2014:

Total consolidated assets as of December 31, 2015 were $208.9 million, a decrease of $8.6 million, or 3.9%, from $217.5 million at December 31, 2014.  The decrease was primarily due to decreases in securities available-for-sale of $4.3 million, $3.0 million in cash and cash equivalents, and $1.4 million in other real estate owned.

Cash and cash equivalents decreased $3.8 million, or 9.0%, to $29.2 million at December 31, 2015 from $32.9 million at December 31, 2014. The primary reasons for the decrease in cash and cash equivalents were the repayment of $7.0 million of Federal Home Loan Bank (FHLB) advances, repurchases of the Company’s common stock, and dividends paid to our stockholders partially offset by the principal repayments, calls and sales of securities available-for-sale, principal repayments of loans, and proceeds from the sales of other real estate owned.

Securities available-for-sale decreased $4.3 million, or 7.9%, to $49.9 million at December 31, 2015 from $54.2 million at December 31, 2014.  The decrease was primarily due to securities available-for-sale principal repayments, calls and sales of $30.9 million exceeding new securities purchases of $27.2 million, and the unrealized loss on securities available for sale increasing by $330,000 due to the increase in market interest rates.

Net loans were relatively unchanged at $114.4 million at December 31, 2015 compared to $114.1 million at December 31, 2014 as a result of a $2.9 million increase in one-to-four family loans, substantially offset by an $830,000 decrease in multifamily and commercial real estate loans, a $1.7 million decrease in home equity loans and a $273,000 decrease in consumer loans as the Bank continues to reduce its risk profile.

Other real estate owned decreased $1.4 million, or 82.5%, to $307,000 at December 31, 2015 from $1.7 million at December 31, 2014. The decrease was primarily due to the sale of four properties during 2015, including the fourth quarter sale of a $940,000 hotel/water park property and $424,000 of write-downs on other real estate owned properties.

Total deposits decreased $600,000, or 1.1%, to $165.6 million at December 31, 2015 from $166.2 million at December 31, 2014. Certificates of deposit decreased $5.9 million, or 9.4%, to $56.7 million at December 31, 2015 from $62.6 million at December 31, 2014 which was attributable to maturing legacy certificate of deposit customers moving maturing certificate balances into core deposits in the current low interest rate environment. This decrease was partially offset by a $5.3 million increase in our core deposits, which we consider to be our checking, passbook, NOW, and money market accounts. Passbook accounts grew $4.1 million, or 6.3%, to $69.5 million at December 31, 2015 from $65.4 million at December 31, 2014. NOW and checking accounts increased $2.6 million, or 9.6%, to $34.5 million at December 31, 2015 from $31.9 million at December 31, 2014.  Money market accounts decreased $1.4 million, or 22.4%, to $5.0 million at December 31, 2015 from $6.4 million at December 31, 2014.

FHLB of Chicago advances decreased $7.0 million, or 58.3%, to $5.0 million at December 31, 2015 from $12.0 million at December 31, 2014.  We repaid maturing FHLB advances of $7.0 million with a weighted average interest rate of 2.24% during 2015. Outstanding FHLB of Chicago advances at December 31, 2015 were fixed-rate with a weighted average interest rate of 2.55% and mature in the next six months.

Total stockholders’ equity decreased $715,000, or 2.2%, to $32.5 million at December 31, 2015 from $33.2 million at December 31, 2014. The decrease resulted from dividends on common stock of $410,000, the repurchase 22,674 shares at an average price of $13.74 per share from the second and third stock repurchase programs for a total cost of $310,000, and an increase in the unrealized loss on securities classified as available-for-sale of $201,000. These decreases were offset by net income of $86,000 for the year ended December 31, 2015 and $152,000 of stock related compensation. Book value per share was $14.82 at December 31, 2015 as compared to $14.97 at December 31, 2014.

Cash Dividend Payment to Occur in February
The Company announced on January 19, 2016 the declaration of a quarterly cash dividend on the Company’s outstanding common stock of $0.05 per share.  The dividend will be payable to stockholders of record as of February 2, 2016 and is expected to be paid on February 23, 2016.

About AJS Bancorp, Inc.
AJS Bancorp, Inc. is the holding company for A.J. Smith Federal Savings Bank which was founded in 1892. A.J. Smith Federal Savings Bank is headquartered in Midlothian, Illinois and has two branches in Orland Park, Illinois. The Company had total consolidated assets of $208.9 million and total deposits of $165.6 million as of December 31, 2015. Additional information about the Company is available at www.ajsmithbank.com.

Safe-Harbor
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, indentified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. AJS Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

AJS BANCORP, INC.
Consolidated Statements of Financial Condition (Unaudited)
Years ended December 31, 2015 and 2014
(Dollars in thousands, except per share data)

	2015	2014

ASSETS
Cash and cash equivalents	$29,922	$32,898
Securities available-for-sale	49,942	54,214
Securities held-to-maturity (fair value: 2015-$332; 2014-$341)	326	331
Loans, net (allowance: 2015-$988; 2014-$1,103)	114,423	114,130
FHLB of Chicago stock	1,291	1,768
Premises and equipment	3,464	3,623
Bank-owned life insurance	5,896	5,706
Other real estate owned	307	1,751
Accrued interest receivable	434	438
Other assets	2,930	2,664

Total Assets	$208,935	$217,523

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$165,649	$166,249
FHLB advances	5,000	12,000
Advance payments by borrowers for taxes and insurance	2,135	2,068
Other liabilities and accrued interest payable	2,659	3,084
Total liabilities	175,443	183,401

Employee Stock Ownership Plan (ESOP) repurchase obligation	994	909

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value, 100,000,000 shares authorized; 2015-2,193,440 shares issued; 2014-2,313,463 shares issued	22	22
Additional paid-in-capital	13,352	13,731
Retained earnings	20,802	21,126
Accumulated other comprehensive loss	(221)	(20)
Unearned stock awards	(444)	(596)
Unearned ESOP shares	(1,013)	(1,050)
Total stockholders’ equity	32,498	33,213

Total liabilities and stockholders’ equity	$208,935	$217,523

AJS BANCORP, INC.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Interest and dividend income:
Loans	$1,107	$1,130	$4,474	$4,691
Securities	180	201	693	861
Interest-earning deposits	21	19	21	67
Total interest income	1,308	1,350	5,241	5,619

Interest expense:
Deposits	137	164	575	667
Federal Home Loan Bank advances	33	82	147	342
Total interest expense	170	246	552	1,009

Net interest income	1,138	1,104	4,519	4,610
Provision for loan losses	(50)	10	80	697

Net interest income after provisions for loan losses	1,188	1,094	4,439	3,913

Non-interest income:
Service fees	68	76	283	287
Rental income	19	19	75	75
Earnings on bank-owned life insurance	47	48	190	195
Gain on sale of securities	—	—	74	123
Gain (loss) on sale of other real estate owned	—	—	(19)	756
Other	21	28	115	80
Total non-interest income	155	171	718	1,516

Non-interest expense:
Compensation and employee benefits	567	595	2,316	2,361
Occupancy	228	193	804	730
Date processing	87	89	350	348
Advertising and promotion	19	15	61	53
Professional and regulatory	72	114	336	502
Postage and supplies	21	26	89	96
Bank security	32	31	121	120
Federal deposit insurance	50	51	193	235
Other real estate owned expense/impairment	78	(25)	402	42
Other	118	119	466	548
Total non-interest expense	1,272	1,208	5,138	5,035

Income before income taxes	71	57	19	394
Income tax benefit	(1)	(9)	(67)	(1,708)

Net income	$72	$66	$86	$2,102
Earnings per share:
Basic	$0.03	$0.04	$0.04	$0.96
Diluted	$0.03	$0.04	$0.04	$0.96

Weighted average common and common share equivalents outstanding:
Basic	2,048,502	2,086,757	2,046,062	2,170,074
Diluted	2,060,142	2,088,267	2,058,513	2,170,074

AJS Bancorp, Inc.
Selected Financial Data and Ratios (Unaudited)
(Dollars in thousands, except share data)

	Year Ended December 31,

	2015	2014

Book value per share	$14.82	$14.97
Common shares outstanding	2,193,440	2,218,863
Stockholder’s equity to total assets	15.55%	15.27%

Regulatory Capital Ratios (Bank only):
Total risk-based capital to risk-weighted assets	33.16%	32.21%
Tier 1 (core) capital to risk-weighted assets	32.03	31.05
Common equity Tier 1 capital to risk-weighted assets	32.03	N/A
Tier 1 (core) capital to adjusted total assets	13.42	131.67

Asset Quality Data and Ratios:
Non-performing loans	$1,323	$2,978
Other real estate owned	307	1,751
Non-performing assets	1,630	4,729

Non-performing loans as a percent of total loans	1.15%	2.59%
Non-performing assets as a percent of total assets	0.78	2.17
Allowance for loan losses as a percent of total loans	0.86	0.96
Allowance for loan losses as a percent of non-performing loans	74.68	37.04

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Performance Ratios (annualized)
Return on average assets	0.14%	0.12%	0.04%	0.96%
Return on average equity	0.88	0.78	0.26	6.09
Average yield on interest-earnings assets	2.69	2.66	2.69	2.76
Average cost of interest-bearing-liabilities	0.45	0.62	0.48	0.63
Interest rate spread	2.24	2.04	2.21	2.13
Net interest margin	2.34	2.18	2.32	2.26
Average interest-earning assets to average interest-bearing liabilities	129.53	127.35	129.08	127.13
Efficiency ratio (1)	98.38	94.75	98.11	82.19

(1)	The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income.